Exhibit 15

ACCOUNTANT’S ACKNOWLEDGMENT

We acknowledge the incorporation by reference in the Registration Statement on Form S-3 (333-149238) and Form S-8 (333-149248) of Central Energy Partners LP of our report dated May 15, 2015 which appears on page 4 of the quarterly report on Form 10-Q for the quarter ended March 31, 2015.

/s/ MONTGOMERY COSCIA GREILICH, LLP

Plano, Texas

May 15, 2015